As filed with the Securities and Exchange Commission on April 6, 1995.
                                             Registration No. ________________


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               _________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               _________________

                              CHEVRON CORPORATION
                 (Exact name of Issuer as specified in its charter)

             Delaware                                94-0890210
   (State or other jurisdiction of       (I.R.S. Employer Identification No.)
   incorporation or organization)

                                225 Bush Street
                            San Francisco, CA 94104
                                (415) 894-7700
    (Address, including zip code, and telephone number, including area code, of Issuer's principal executive offices)

                           M. J. McAULEY, Secretary
                                225 Bush Street
                            San Francisco, CA 94104
                                (415) 894-7700
              (Name, address, including zip code, and telephone number,
                       including area code, of agent for service)

                                  Copies to:
   Ruth Modisette, Esq.      Blair W. White, Esq.     Peter H. Darrow, Esq.
    Pillsbury Madison         Pillsbury Madison      Cleary, Gottlieb, Steen
        & Sutro                   & Sutro                   & Hamilton
   725 S. Figueroa St.,        P.O. Box 7880             One Liberty Plaza
     Suite 1200            San Francisco, CA 94120       New York, NY 10006
Los Angeles, CA 90071-2513

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, please check the following box. [X]

                      CALCULATION OF REGISTRATION FEE
==============================================================================
                                        Proposed   Proposed
                                        maximum    maximum
Title of each class                     aggregate  aggregate     Amount of
of securities to be   Amount to be      price per  offering      registration
registered            registered (1)     unit (2)  price (2)     fee
- ------------------------------------------------------------------------------
Debt Securities...... $600,000,000      100%       $600,000,000  $206,896.55
==============================================================================
(1) Or, if any Securities are issued at original issue discount, such greater amount as shall result in aggregate proceeds of $600,000,000 to the Issuer.

(2)  Estimated solely for the purposes of calculating the registration fee.

     Pursuant to Rule 429, the Prospectus contained in this Registration Statement also relates to Registration Statement No. 2-98466, and such Prospectus will be used in connection with the Debt Securities covered thereby.

     The Issuer hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Issuer shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

            SUBJECT TO COMPLETION, DATED APRIL 6, 1995

PROSPECTUS
- ----------
                           CHEVRON CORPORATION


                             DEBT SECURITIES


     Chevron Corporation, a Delaware corporation ("Chevron"), may offer from time to time debt securities (the "Securities") up to an amount resulting in aggregate proceeds of $1,000,000,000 (or, if the Securities are denominated in another currency, the equivalent thereof at the time of the offering) to Chevron, which will be offered to the public on terms determined by market conditions at the time of sale.

     The Securities may be issued in one or more series (each, a "Series"), with the same or various maturities, at par, at a premium or with an original issue discount. Chevron may offer Securities through underwriters or agents, or directly to investors or dealers. See "Plan of Distribution." As used herein, Securities include securities denominated in U.S. Dollars or, at the option of Chevron and as specified in the applicable Prospectus Supplement, in any other currency, including composite currencies such as the European Currency Unit.

     The specific designation, aggregate principal amount, purchase price, maturity, interest rate or rates or method of calculating such rate or rates, interest payment dates, any redemption provisions (including any sinking fund) of the Securities and the name and compensation of any agent, dealer or underwriter in connection with the sale of the Securities with respect to which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement") together with the terms of offering of the Securities.


                          --------------------


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



            The date of this Prospectus is ________________, 1995.

                          AVAILABLE INFORMATION

     Chevron is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). All of the reports, proxy statements and other documents filed by Chevron with the Commission, including the documents incorporated by reference herein, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: 75 Park Place, 14th Floor, New York, New York 10007; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all such reports, proxy statements and other documents can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, certain reports, proxy statements and other information may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10015; the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605; and The Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104 and 618 South Spring Street, Los Angeles, California 90014. Chevron is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested to do so by such a holder.

     Chevron has filed with the Commission a registration statement on Form S-3 (such registration statement, together with all amendments and exhibits, is referred to herein as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following document filed by Chevron with the Commission are incorporated by reference in this Prospectus:

     (1)  Chevron's Current Report on Form 8-K, dated January 24, 1995.

     (2)  Chevron's Current Report on Form 8-K, dated February 27, 1995.

     (3)  Chevron's Current Report on Form 8-K, dated March 10, 1995.

     (4)  Chevron's Current Report on Form 8-K, dated March 10, 1995.

     (5) Chevron's Annual Report on Form 10-K for the year ended December 31, 1994.

All documents filed by Chevron pursuant to Sections 13, 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the distribution of the Securities shall also be deemed to be incorporated by reference herein and be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Upon written or oral request, Chevron will provide, without charge, to each person to whom a copy of this Prospectus has been delivered a copy of any or all of the documents (without exhibits other than exhibits specifically incorporated by reference into such documents) incorporated by reference into this Prospectus. Requests for such copies should be directed to: Chevron Corporation, 225 Bush Street, San Francisco, California 94104, Attention:
Office of the Comptroller (telephone: (415) 894-7700).

                                    CHEVRON

     Chevron is a major international oil company. It provides administrative, financial and management support for, and manages its investment in, domestic and foreign subsidiaries and affiliates, which engage in fully integrated petroleum operations, chemical operations, real estate development and other mineral and energy related activities in the United States and approximately 100 other countries. Petroleum operations consist of exploring for, developing and producing crude oil and natural gas; transporting crude oil, natural gas and petroleum products by pipelines, marine vessels and motor equipment; refining crude oil into finished petroleum products; and marketing crude oil, natural gas and the many products derived from petroleum. Chemical operations include the manufacture and marketing of a wide range of chemicals for industrial uses.

     Chevron's executive offices are located at 225 Bush Street, San Francisco, California 94104. Chevron's telephone number is (415) 894-7700.

                             USE OF PROCEEDS

     The net proceeds from the sale of the Securities will be used for general corporate purposes, including refinancing a portion of the existing commercial paper borrowings or long-term debt of Chevron or subsidiaries of Chevron incorporated under the laws of one of the states of the United States of America, or financing capital programs.

                           CAPITALIZATION OF CHEVRON

The capitalization of Chevron and its consolidated subsidiaries as of December 31, 1994 is set forth in the following table.

                                                            December 31, 1994
                                                              (in millions)
                                                            ------------------
     Short-term debt  . . . . . . . . . . . . . . . . . .        $ 4,014
     Long-term debt:
          Long-term debt  . . . . . . . . . . . . . . . .          3,955
          Capital lease obligations . . . . . . . . . . .            173
                                                                 -------
              Total debt  . . . . . . . . . . . . . . . .        $ 8,142
                                                                 =======

     Stockholders' equity:
          Preferred Stock--$1.00 par value  . . . . . . .          ---
               Authorized--100,000,000 shares
               Issued--None
          Common Stock--$1.50 par value . . . . . . . . .        $ 1,069
               Authorized--1,000,000,000 shares
               Issued--712,487,068 shares
          Capital in excess of par value  . . . . . . . .          1,858
          Deferred Compensation--Employee Stock
            Ownership Plan  . . . . . . . . . . . . . . .           (900)
          Currency translation adjustment and other . . .            175
          Retained earnings . . . . . . . . . . . . . . .         14,457
          Treasury Stock, at cost (60,736,435 shares) . .         (2,063)
                                                                 -------
               Total stockholders' equity . . . . . . . .        $14,596
                                                                 -------
               Total debt and stockholders' equity  . . .        $22,738
                                                                 =======

                SELECTED FINANCIAL INFORMATION OF CHEVRON
                 AND RATIO OF EARNINGS TO FIXED CHARGES

     The selected financial information presented in the table below should be read in conjunction with the consolidated financial statements and related notes contained in Chevron's Annual Report on Form 10-K for the year ended December 31, 1994 referred to herein under "Incorporation of Certain Documents by Reference." The selected financial information for each of the five years in the period ended December 31, 1994 has been derived from audited financial statements. Chevron adopted Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and No. 109, "Accounting for Income Taxes", effective January 1, 1992.

                                            Year Ended December 31,
                                  --------------------------------------------
Dollars in millions                   1994     1993     1992     1991     1990
- -------------------                -------  -------  -------  -------  -------
Sales and other
 operating revenues .............. $35,130  $36,191  $38,212  $38,118  $41,540
Equity in net income of
 affiliates and other income .....     724      891    1,465      825    1,026
Total costs ......................  33,051   34,656   36,214   36,691   38,353
                                   -------  -------  -------  -------  -------
Income before income tax expense
 and cumulative effect of changes
 in accounting principles ........ $ 2,803  $ 2,426  $ 3,463  $ 2,252  $ 4,213
Income tax expense ...............   1,110    1,161    1,253      959    2,056
                                   -------  -------  -------  -------  -------
Income before cumulative effect
 of changes in accounting
 principles ...................... $ 1,693  $ 1,265  $ 2,210  $ 1,293  $ 2,157
Cumulative effect of changes in
 accounting principles ...........      --       --     (641)      --       --
                                   -------  -------  -------  -------  -------
Net income ....................... $ 1,693  $ 1,265  $ 1,569  $ 1,293  $ 2,157
                                   =======  =======  =======  =======  =======

Ratio of earnings to fixed
 charges of Chevron on a total
 enterprise basis ................    5.31     5.23     6.35     4.34     6.07

     The ratios of earnings to fixed charges set forth in the table above are computed using amounts for Chevron as a whole, including its majority owned subsidiaries and its proportionate share of 50 percent owned entities (primarily the Caltex Group of Companies). For the purpose of determining earnings in the calculation of the ratios, equity in net income of less than 50 percent owned affiliates is adjusted to the amounts of distributions received (but not undistributed amounts). In addition, consolidated income before cumulative effect of changes in accounting principles is increased by income taxes, previously capitalized interest charged to earnings during the period, the minority interest's share of net income, and fixed charges, excluding capitalized interest. Fixed charges consist of interest on debt (including capitalized interest and amortization of debt discount and expense) and a portion of rentals determined to be representative of interest.

                         DESCRIPTION OF THE SECURITIES

     THE FOLLOWING DESCRIPTIVE STATEMENTS RELATING TO THE SECURITIES TO WHICH ANY PROSPECTUS SUPPLEMENT MAY RELATE ARE SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. SUCH SUMMARIES MAKE USE OF TERMS DEFINED IN THE INDENTURE HEREINAFTER DESCRIBED AND ARE QUALIFIED IN THEIR ENTIRETY BY EXPRESS REFERENCE TO THE SECURITIES AND THE INDENTURE, A COPY OF WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT.

     The Securities will be issued under an Indenture, dated as of ___________________, 1995 (the "Indenture") between Chevron and Chemical
Bank, as Trustee (the "Trustee"). The Indenture provides that Securities may be issued thereunder without limitation as to aggregate principal amount. See "Description of the Indenture."

     Reference is made to the applicable Prospectus Supplement for any Series of Securities for the following terms: (1) the designation of such Series of Securities, (2) the aggregate principal amount of such Series of Securities,
(3) the stated maturity or maturities for payment of principal of such Series of Securities and any sinking fund or analogous provisions, (4) the rate or rates at which such Series of Securities shall bear interest or the method of calculating such rate or rates of interest and the interest payment dates for such Series of Securities, (5) the currencies or composite currency in which principal of and interest and any premium on such Series of Securities shall be payable (if other than United States Dollars), (6) the redemption date or dates, if any, and the redemption price or prices and other applicable redemption provisions for such Series of Securities, (7) whether such Series of Securities shall be issued as one or more Global Securities, and, if so, the Depository for such Global Security or Securities, (8) if not issued as one or more Global Securities, the denominations in which such Series of Securities shall be issuable (if other than denominations of $1,000 and any integral multiple thereof), (9) the date from which interest on such Series of Securities shall accrue, (10) the basis upon which interest on such Series of Securities shall be computed (if other than on the basis of a 360-day year of twelve 30-day months), (11) if other than the principal amount thereof, the portion of the principal amount of such Series of Securities which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the Indenture, (12) if other than the Trustee, the person or persons who shall be registrar for such Series of Securities, (13) the Record Date and (14) any other term or provision relating to such Series of Securities which is not inconsistent with the provisions of the Indenture.

                          DESCRIPTION OF THE INDENTURE

     THE FOLLOWING DESCRIPTIVE STATEMENTS RELATING TO THE INDENTURE ARE SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. SUCH SUMMARIES MAKE USE OF TERMS DEFINED IN THE INDENTURE AND ARE QUALIFIED IN THEIR ENTIRETY BY EXPRESS REFERENCE TO THE INDENTURE AND THE CITED PROVISIONS THEREOF, A COPY OF WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT.

COVENANTS OF CHEVRON

     CORPORATE EXISTENCE. Chevron covenants that, so long as any of the Securities are Outstanding, it will maintain its corporate existence, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; PROVIDED, HOWEVER, that Chevron may consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entirety and thereafter dissolve, if the surviving, resulting or transferee corporation, as the case may be, (i) shall be incorporated and existing under the laws of one of the States of the United States of America, (ii) assumes, if such corporation is not Chevron, all of the obligations of Chevron under the Indenture and (iii) is not, after such transaction, otherwise in default under any provision of the Indenture.

     SECURITIES TO BE SECURED IN CERTAIN EVENTS. If, upon any consolidation or merger of Chevron, any Principal Property (as hereinafter defined) would thereupon become subject to any mortgage, security interest, pledge, lien or other encumbrance (the "Attaching Lien"), Chevron, prior to any such consolidation or merger, will secure the Outstanding Securities (together with, if Chevron shall so determine, any other indebtedness of, or guaranteed by,

Chevron ranking equally with the Securities and then existing or thereafter created) equally and ratably with the debt or other obligation secured by the Attaching Lien unless such debt or other obligation secured by the Attaching Lien could have been incurred by Chevron or a Restricted Subsidiary (as hereinafter defined) without being required by the provisions of the covenant "Limitations on Liens" hereinafter described (whether or not such covenant may be applicable to any Series of Securities) to secure the Securities equally and ratably therewith.

     LIMITATIONS ON LIENS. Chevron covenants and agrees that it will not itself and will not permit any Restricted Subsidiary to issue, assume or guarantee any Debt (as hereinafter defined) secured by a "lien" (as hereinafter defined), on any Property (as hereinafter defined), without effectively providing that the Securities (together with, if Chevron shall so determine, any other Debt of Chevron or such Restricted Subsidiary then existing or thereafter created ranking equally with the Securities, including guarantees of indebtedness of others) shall be secured equally and ratably with (or prior to) such Debt, so long as such Debt shall be so secured, except that this covenant shall not apply to Debt secured by:

          (1) liens on Property of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

          (2) liens on Property existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or to secure any Debt incurred prior to, at the time of or within 24 months after the acquisition of such Property for the purpose of financing all or any part of the purchase price thereof;

          (3) liens on particular Property to secure any Debt incurred to provide funds for all or any part of the cost of exploration, drilling or development of such Property or the cost of improvements to such Property;

          (4) liens which secure Debt owing by a Restricted Subsidiary to Chevron or any Subsidiary;

          (5) liens on personal property, other than shares of stock or indebtedness of any Restricted Subsidiary, to secure loans maturing not more than one year from the date of the creation thereof;

          (6) liens on Property to secure Debt or other indebtedness incurred in connection with any financings done in accordance with the provisions of Section 103 of the Internal Revenue Code of 1986; and

          (7) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the foregoing subparagraphs (1) to (6), inclusive, or of any Debt secured thereby; PROVIDED that such extension, renewal or replacement mortgage shall be limited to all or any part of the same Property that secured the lien extended, renewed or replaced (plus improvements on such Property).

     Notwithstanding the restrictions contained in this covenant, Chevron may, and may permit any Restricted Subsidiary to, issue, assume or guarantee Debt secured by liens on property of the types to which this covenant applies and which are not excepted by the foregoing clauses (1) through (7) without equally and ratably securing the Securities, PROVIDED that the sum of all such Debt then being issued, assumed or guaranteed and the aggregate of Attributable Debt (as hereinafter defined) with respect to sale and leaseback arrangements of Chevron and any Restricted Subsidiary permitted by the covenant "Limitation on Sale and Leaseback" hereinafter described does not exceed ten percent of Chevron's Consolidated Adjusted Tangible Assets (as hereinafter defined) prior to the time such Debt was issued, assumed or guaranteed.

     The following types of transactions, among others, shall not be deemed to create Debt secured by liens within the meaning of those terms as hereinafter defined:

          (a) the sale or other transfer of (i) oil, gas or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (ii) any other interest in property of the character commonly referred to as a "production payment"; and

          (b) the mortgage or pledge of any property of Chevron or any Subsidiary in favor of the United States, or any State, or any department, agency or instrumentality of either, to secure partial, progress, advance or other payments to Chevron or any Subsidiary pursuant to the provisions of any contract or statute.

     LIMITATION ON SALE AND LEASEBACK. Chevron covenants that it will not itself, and will not permit any Restricted Subsidiary to, enter into any arrangement (except for temporary leases for a term of not more than three years, or except for sale or transfer and leaseback transactions involving the acquisition or improvement of Principal Properties PROVIDED that the amount of consideration received at the time of sale or transfer by Chevron or such Restricted Subsidiary for the property so sold or transferred shall be applied as set forth in subparagraph (2) below) with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to Chevron or any Restricted Subsidiary of any Principal Property which has been or is to be sold or transferred by Chevron or any Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property unless, either:

          (1) Chevron or any Restricted Subsidiary could create Debt secured by a mortgage pursuant to the covenant "Limitations on Liens" (previously described) on the property to be leased without equally and ratably securing the Securities or

          (2) Chevron within the 12 months preceding such sale or transfer or the 12 months following such sale or transfer, regardless of whether such sale or transfer may have been made by Chevron or by a Restricted Subsidiary, has applied or applies an amount equal to the greater of (a) the net proceeds of the sale of the property leased pursuant to such arrangement or (b) the fair value of the property so leased at the time of entering into such arrangement:

               (a) to the voluntary retirement of debt of Chevron or of a Restricted Subsidiary or debt of a Subsidiary or the Company guaranteed by Chevron which debt matures by its terms more than one year after the date on which it was originally incurred (collectively herein called "funded debt"); PROVIDED that there shall be credited against the amount required by subparagraph (2) to be applied to the retirement of funded debt an amount equal to:

                    (i) the principal amount of any Securities delivered within the 12 months preceding such sale or transfer or the 12 months following such sale or transfer to the Trustee for voluntary retirement and cancellation, and

                    (ii) the principal amount of funded debt, other than Securities, voluntarily retired by Chevron within 12 months before or after such sale; or

               (b) to the acquisition, development or improvement of a Principal Property or Principal Properties.

     DEFINITIONS APPLICABLE TO COVENANTS. The Indenture defines the term "ATTRIBUTABLE DEBT" for a sale-leaseback transaction as the lesser of (a) the fair value of the property subject to the transaction (as determined by the Board of Directors of Chevron) or (b) the present value of rent for the remaining term of the lease. The term "CONSOLIDATED ADJUSTED TANGIBLE ASSETS" is defined as the consolidated total assets of Chevron and its subsidiaries as reflected in

Chevron's most recent consolidated balance sheet prepared in accordance with Chevron's accounting policies and generally accepted accounting principles, less (a) goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other deferred charges, (b) total current liabilities except for (i) notes and loans payable, (ii) maturities of long-term debt and (iii) current maturities of obligations under capital leases and (c) deferred credits and other noncurrent obligations (including minority interests in consolidated subsidiaries and reserves--employee annuity plans and other reserves which may hereafter be defined in Chevron's accounting policies).
The term "DEBT" is defined as notes, bonds, debentures or other similar evidences of indebtedness for money borrowed. The term "LIEN" is defined as a pledge or mortgage or lien. The term "PRINCIPAL PROPERTY" is defined as any oil or gas producing property located in the United States of America, onshore or offshore, or any refinery or manufacturing plant located in the United States of America, in each case now owned or hereafter acquired by Chevron or a Restricted Subsidiary, except any oil or gas producing property, refinery or plant that in the opinion of the Board of Directors of Chevron is not of material importance to the total business conducted by Chevron and its consolidated Subsidiaries. The term "PROPERTY" is defined as Principal Properties or any shares of stock of or indebtedness of any Restricted Subsidiary. The term "RESTRICTED SUBSIDIARY" is defined as any Subsidiary of Chevron that has substantially all of its assets located in the United States of America and owns a Principal Property, and in which Chevron's direct or indirect capital investment, together with the outstanding balance of (i) any loans or advances made to such Subsidiary by Chevron or any other Subsidiary and (ii) any debt of such Subsidiary guaranteed by Chevron or any other Subsidiary exceeds $100 million. The term "SUBSIDIARY" of Chevron is defined in the Indenture as any corporation at least a majority of the outstanding securities of which having ordinary voting power (other than securities having such power only by reason of the happening of a contingency) is owned by Chevron or by one or more Subsidiaries or by Chevron and one or more Subsidiaries.

     ANY ADDITIONAL COVENANTS. Any additional covenants of Chevron with respect to any particular Series of Securities will be described in the Prospectus Supplement relating to such Series.

     The Indenture does not contain any covenants specifically designed to protect Holders of the Securities against a reduction in the creditworthiness of Chevron in the event of a highly leveraged transaction. The Indenture does not limit the amount of additional indebtedness that may be incurred by Chevron or any of its Subsidiaries.

EVENTS OF DEFAULT

     The Indenture defines an "Event of Default" with respect to any particular Series of the Securities as being any one of the following events:
(1) default in the payment of interest on any Security of such Series and the continuance of such default for a period of 30 days, or (2) default in the payment of all or any part of the principal of or any premium on any Security of such Series when due whether at maturity, by proceedings for redemption, by declaration or otherwise, or (3) default in the satisfaction of any sinking fund payment obligation relating to such Series of Securities, when due and payable, or (4) failure on the part of Chevron to observe or perform in any material respect any other agreements or covenants contained in the Securities of such Series, the Indenture or any supplemental indenture relating thereto, specifically contained for the benefit of the Holders of the Securities of such Series, and continuance of the default for a period of 90 days after notice has been given to Chevron by the Trustee, or to Chevron and the Trustee by the Holders of not less than 25% in principal amount of the Securities of such Series and all other Series so benefitted (all Series voting as one class) at the time Outstanding under the Indenture, or (5) certain events of bankruptcy, insolvency or reorganization involving Chevron. An Event of Default with respect to a Series of Securities will not necessarily constitute an Event of Default with respect to any other Series of Securities.

     If an Event of Default occurs with respect to the Securities of any one or more particular Series and is continuing, the Trustee, by notice to Chevron, or the Holders of not less than 25% in principal amount of the Securities of each such Series, by notice in writing to Chevron and to the Trustee, may declare the principal amount (or, if the Securities of any such Series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such Series) of all the Securities of such Series, together with any accrued interest, to be immediately due and payable.

     The foregoing provisions, however, are subject to the condition that if, at any time after the principal amount of the Securities of any one or more Series (or of all the Securities, as the case may be) shall have been so declared due and payable, and before any judgment or decree for the payment of moneys due shall have been obtained or entered as hereinafter provided, Chevron shall pay or shall deposit with the Trustee a sum sufficient to pay any matured installments of interest upon all the Securities of such Series (or upon all the Securities, as the case may be) and the principal of any and all Securities of such Series (or of any and all the Securities, as the case may be) which shall have become due otherwise than by declaration (with interest on overdue installments of interest to the extent permitted by law and on such principal at the rate or rates of interest borne by, or prescribed therefor in, the Securities of such Series to the date of such payment or deposit) and the amounts payable to the Trustee under the Indenture and any and all defaults under the Indenture with respect to Securities of such Series (or all Securities, as the case may be), other than the non-payment of principal of and any accrued interest on Securities of such Series (or any Securities, as the case may be) which shall have become due by declaration shall have been cured, remedied or waived as provided in the Indenture--then and in every such case the Holders of a majority in principal amount of the Securities of such Series (or of all the Securities, as the case may be) then Outstanding (such Series or all Series voting as one class if more than one Series are so entitled) by written notice to Chevron and to the Trustee, may rescind and annul such declaration and its consequences; but no such rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon.

     If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal or any premium or interest on the Securities of the Series to which the default relates or to enforce the performance of any provision of such Series of Securities or the Indenture.

     The Holders of a majority in principal amount of the outstanding Securities of any Series may waive any past Event of Default with respect of such Series and its consequences, except a continuing default in the payment of the principal of or any redemption premium or interest on such Securities or in the satisfaction of any sinking fund obligation relating to such Series of Securities or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Security so affected.

MODIFICATIONS OF THE INDENTURE

     The Indenture provides that Chevron and the Trustee may enter into a supplemental indenture to amend the Indenture or the Securities without the consent of any Securityholder: (1) to cure any ambiguity, defect or inconsistency; (2) to permit a successor to assume Chevron's obligations under the Indenture as permitted by the Indenture; (3) to eliminate or change any provision of the Indenture if such does not adversely affect the rights of any outstanding Securityholder; (4) to provide for the issuance and establish the terms and conditions of Securities of any Series; (5) to add to the covenants of Chevron further covenants, restrictions or conditions for the protection of the Holders of all or any particular Series of Securities; or (6) to appoint, at the request of the Trustee, a successor Trustee for a particular Series of Securities to act as such pursuant to the provisions of the Indenture.

     The Indenture and the rights and obligations of Chevron and of the Holders of the Securities may be modified or amended at any time with the consent of the Holders of not less than a majority in aggregate principal amount of all Series of the Securities at the time Outstanding and affected by such modification or amendment (voting as one class); PROVIDED, HOWEVER, that without the consent of the Holder of the Securities affected, no such modification or amendment shall, among other things, change the fixed maturity or redemption date thereof, reduce the rate of interest thereon or alter the method of determining such rate of interest, extend the time of payment of interest, reduce the principal amount thereof, reduce any premium payable upon the redemption thereof, or change the coin or currency in which any Securities or the interest thereon are payable or impair the right to institute suit for the enforcement of any such payment, or reduce the percentage of the Holders of such Securities whose consent is required for any such modification or amendment or change the time of payment or reduce the amount of any minimum sinking account or fund payment or modify any provisions of the Indenture relating to the amendment thereof or the creation of a supplemental indenture (unless the change increases the rights of the Holders).

DEFEASANCE AND DISCHARGE

     All liability of Chevron in respect to any Outstanding Securities shall cease, terminate and be completely discharged IF Chevron shall (a) deposit with the Trustee, in trust, at or before maturity, lawful money or direct obligations of the United States of America (or in the case of Securities denominated in a currency other than U.S. Dollars, of the government that issued such currency), or obligations the principal of and interest on which are guaranteed by the United States of America (or in the case of Securities denominated in a currency other than U.S. Dollars, guaranteed by the government that issued such currency), in such amounts and maturing at such times that the proceeds of such obligations to be received upon the respective maturities and interest payment dates will provide funds sufficient to pay the principal of and interest and any premium to maturity or to the redemption date, as the case may be, with respect to such Securities, and (b) deliver to the Trustee an Opinion of Counsel to the effect that the Holders of such Securities will not recognize income, gain or loss for federal income tax purposes as a result of such discharge. All obligations of Chevron to comply with certain covenants applicable to any Outstanding Securities, including those described herein under "Covenants of Chevron", shall cease IF Chevron shall deposit with the Trustee, in trust, at or before maturity, lawful money or direct obligations of the United States of America (or in the case of Securities denominated in a currency other than U.S. Dollars, of the government that issued such currency), or obligations the principal of and interest on which are guaranteed by the United States of America (or in the case of Securities denominated in a currency other than U.S. Dollars, by the government that issued such currency), in such amounts and maturing at such times that the proceeds of such obligations to be received upon the respective maturities and interest payment dates will provide funds sufficient to pay the principal of and interest and any premium to maturity or to the redemption date, as the case may be, with respect to such Securities.

GOVERNING LAW

     The Indenture and each Security are to be deemed to be contracts made under the laws of the State of New York, and for all purposes are to be construed in accordance with such laws.

CONCERNING THE TRUSTEE

     Chemical Bank is the Trustee. In certain instances, Chevron or the Holders of a majority of the then outstanding principal amount of the Securities may remove the Trustee and appoint a successor Trustee. The Trustee may become the owner or pledgee of any of the Securities with the same rights it would have if it were not the Trustee. The Trustee and any successor trustee must be a corporation organized and doing business as a commercial bank under the laws of the United States or of any state thereof or of the District of Columbia, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $100 million and subject to examination by federal or state or District of Columbia authority. From time to time, the Trustee may also serve as Trustee under other indentures relating to securities issued by Chevron or affiliated companies and may engage in commercial transactions with Chevron and affiliated companies.

                              PLAN OF DISTRIBUTION

     The Securities may be sold in any one or more of the following ways: (1) directly to purchasers or a single purchaser, (2) through agents, (3) through dealers or (4) through one or more underwriters acting alone or through underwriting syndicates led by one or more managing underwriters, each as may be identified in a Prospectus Supplement relating to the Securities offered thereby.


     If the Securities described in a Prospectus Supplement are underwritten, each underwriter of such Securities is named in such Prospectus Supplement, and only underwriters so named in such Prospectus Supplement shall be deemed to be underwriters in connection with the Securities offered thereby. Such Prospectus Supplement also describes the discounts and commissions to be allowed or paid to the underwriters, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which the Securities will be listed.

     Securities may be sold directly by Chevron or through agents designated by Chevron from time to time. Any agent involved in the offer or sale of the Securities, and any commissions payable by Chevron to such agent, will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in such Prospectus Supplement, Chevron will authorize underwriters to solicit offers by certain institutions to purchase Securities from Chevron at a price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts providing for payment and delivery at a future date.

     If so indicated in such Prospectus Supplement, the obligations of the underwriters will be subject to certain conditions precedent, and with respect to a sale of the Securities, the underwriters will be obligated to purchase all such Securities if any are purchased.

     Chevron will indemnify any underwriters and agents against certain civil liabilities, including liabilities under the Securities Act. Underwriters and agents may engage in transactions with or perform services for Chevron and affiliated companies in the ordinary course of business.

                                 LEGAL OPINIONS

     The legality of the Securities offered hereby will be passed upon for Chevron by Pillsbury Madison & Sutro.


                                    EXPERTS

      The financial statements of Chevron incorporated in this Prospectus by reference to Chevron's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Price Waterhouse LLP, independent accountants. The audited financial statements of the Caltex Group of Companies incorporated by reference in this Prospectus have been examined by KPMG Peat Marwick LLP, independent public accountants. Such financial statements have been so incorporated in reliance on the reports of the respective independent accountants given on the authority of such firms as experts in auditing and accounting.

                                 PART II
                INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            SEC Registration Fee   . . . . . . . . . . . . . .   $206,896.55
            Blue Sky and Investment Eligibility Expenses . . .     15,000.
            Trustee Fees and Expenses  . . . . . . . . . . . .     15,000.
            Rating Agency Fees . . . . . . . . . . . . . . . .     60,000.
            Printing and Engraving . . . . . . . . . . . . . .     30,000.
            Legal Fees . . . . . . . . . . . . . . . . . . . .     75,000.
            Accountants' Fees  . . . . . . . . . . . . . . . .     90,000.
            Miscellaneous  . . . . . . . . . . . . . . . . . .     15,000.
                                                                 -----------
                     Total                                       $506,896.55*
                                                                 ===========
- ----------
*  All amounts are estimated except the SEC registration fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of Chevron's restated Certificate of Incorporation provides as follows:

     "1. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) pursuant to section 174 of the Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

     2. To the fullest extent authorized by the Corporation Law, the Corporation shall indemnify any Corporate Servant who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was or is a Corporate Servant.

     3. In serving or continuing to serve the Corporation, a Corporate Servant is entitled to rely and shall be presumed to have relied on the rights granted pursuant to the foregoing provisions of this Article IX, which shall be enforceable as contract rights and inure to the benefit of heirs, executors and administrators of the Corporate Servant; and no repeal or modification of the foregoing provisions of this Article IX shall adversely affect any right existing at the time of such repeal or modification.

     4. The Board of Directors is authorized, to the extent permitted by the Corporation Law, to cause the Corporation to pay expenses incurred by Corporate Servants in defendant Proceedings and to purchase and maintain insurance on their behalf whether or nor the Corporation would have the power to indemnify them under the provisions of this Article IX or otherwise.

     5. Any right or privilege conferred by or pursuant to the provisions of this Article IX shall not be exclusive of any other rights to which any Corporate Servant may otherwise be entitled.

     6.   As used in this Article IX:

          (a) 'Corporate Servant' means any natural person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, nonprofit or otherwise, including an employee benefit plan;

          (b) 'Corporation Law' means the General Corporation Law of the State of Delaware, as from time to time amended;

          (c) 'indemnify' means to hold harmless against expenses (including attorneys' fees), judgments, fines (including excise taxes assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Corporate Servant in connection with a Proceeding;

          (d) 'Proceeding' means any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative; and

          (e) 'request of the Corporation' includes any written authorization by an officer of the Corporation."

     Section 145 of the General Corporation Law of the State of Delaware, in which Chevron is incorporated, permits, subject to certain conditions, the indemnification of directors or officers of a Delaware corporation for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with the defense of any action, suit or proceeding in relation to certain matters against them as such directors or officers.

     The directors and officers of Chevron are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers; Chevron is similarly insured with respect to certain payments it might be required to make to its directors or officers under the applicable statutes and Chevron's by-law provisions.

ITEM 16.  EXHIBITS.

            1.1      Underwriting Agreement Standard Provisions.

            4.1      Form of Indenture.

            4.2      Form of Securities.

            5.1      Opinion of Pillsbury Madison & Sutro, counsel to the
                     Registrant.

           12.1 Statement as to determination of ratio of earnings to fixed charges filed as Exhibit 12.1 to Chevron's Annual Report on Form 10-K for the year ended December 31, 1994 (File No.1-368-2) and incorporated herein by reference.

           23.1      Consent of Price Waterhouse LLP.

           23.2      Consent of KPMG Peat Marwick LLP.

           23.3 Consent of Pillsbury Madison & Sutro (contained in their opinion filed as Exhibit 5.1 to this Registration Statement).

           24.1 Powers of Attorney for directors and certain officers of Chevron Corporation, authorizing, among other things, the signing of registration statements on their behalf.

           25.1 Form T-1 Trustee's Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended.

ITEM 17.  UNDERTAKINGS.

     (a)  Rule 415 Offering.  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change in the information set forth in this registration statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Chevron Corporation pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings Incorporating Subsequent Exchange Act Documents By Reference. The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Chevron Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Chevron Corporation pursuant to the provisions described under Item 15 above, or otherwise, Chevron Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Chevron Corporation of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Chevron Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Chevron Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 6th day of April, 1995.


                                       CHEVRON CORPORATION


                                       By     KENNETH T. DERR*
                                         --------------------------
                                              Kenneth T. Derr
                                           Chairman of the Board



                                       *By /s/ MALCOLM J. McAULEY
                                          --------------------------
                                               Malcolm J. McAuley
                                               (Attorney-in-fact)



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 6th day of April, 1995:

PRINCIPAL EXECUTIVE OFFICERS:

            Signature                               Title
            ---------                               -----

          KENNETH T. DERR*             Chairman of the Board and Director
- ----------------------------------
          Kenneth T. Derr


          J. DENNIS BONNEY*          Vice-Chairman of the Board and Director
- -----------------------------------
          J. Dennis Bonney



          JAMES N. SULLIVAN*         Vice-Chairman of the Board and Director
- -----------------------------------
          James N. Sullivan


PRINCIPAL FINANCIAL OFFICER:


          MARTIN R. KLITTEN*        Vice-President and Chief Financial Officer
- -----------------------------------
          Martin R. Klitten

PRINCIPAL ACCOUNTING OFFICER:

          DONALD G. HENDERSON*         Vice-President and Comptroller
- -----------------------------------
          Donald G. Henderson


DIRECTORS:


          SAMUEL H. ARMACOST*
- -----------------------------------
          Samuel H. Armacost


          SAM GINN*
- -----------------------------------
          Sam Ginn


          CARLA A. HILLS*
- -----------------------------------
          Carla A. Hills


          CHARLES M. PIGOTT*
- -----------------------------------
          Charles M. Pigott


          CONDOLEEZZA RICE*
- -----------------------------------
          Condoleezza Rice


          S. BRUCE SMART, JR.*
- -----------------------------------
          S. Bruce Smart, Jr.


          GEORGE H. WEYERHAEUSER*
- -----------------------------------
          George H. Weyerhaeuser


          JOHN A. YOUNG*
- -----------------------------------
          John A. Young

*By   /s/ MALCOLM J. McAULEY
   --------------------------------
          Malcolm J. McAuley
          (Attorney-in-Fact)

                              EXHIBIT INDEX

                                                                 Sequentially
Exhibit                                                            Numbered
No.                            Description                           Page
- -------                        -----------                       ------------
  1.1             Underwriting Agreement Standard Provisions.

  4.1             Form of Indenture.

  4.2             Forms of Securities.

  5.1             Opinion of Pillsbury Madison & Sutro,
                   counsel to the Registrant.

 12.1            Statement as to determination of
                   ratio of earnings to fixed charges filed as Exhibit 12.1 to Chevron's Annual
                   Report on Form 10-K for the year ended
                   December 31, 1994 (File No.1-368-2) and
                   incorporated herein by reference.

 23.1            Consent of Price Waterhouse LLP.

 23.2            Consent of KPMG Peat Marwick LLP.

 23.3            Consent of Pillsbury Madison & Sutro
                  (contained in their opinion filed as
                  Exhibit 5.1 to this Registration Statement).

 24.1            Powers of Attorney for directors and certain
                  officers of Chevron Corporation, authorizing, among other things, the signing of registration statements on their behalf.

 25.1            Form T-1 Trustee's Statement of Eligibility
                  and Qualification under the Trust Indenture
                  Act of 1939, as amended.